CONSENT OF INDEPENDENT ACCOUNTANTS

Board of Trustees and Shareholders
Putnam New York Tax Exempt Income Fund, Putnam New York Tax Exempt Opportunities Fund, and Putnam New York Tax Exempt Money Market Fund,:

We consent to the use of our reports dated January 5, 2001, January 2, 2001 and December 29, 2000, respectively, incorporated in this Registration Statement by reference, to the Putnam New York Tax Exempt Income Fund, Putnam New York Tax Exempt Opportunities Fund, and Putnam New York Tax Exempt Money Market Fund, respectively, to the references to our firm under the captions "Financial highlights" in the prospectus and "Independent Accountants and Financial Statements" in the Statement of Additional Information.

                                                  /s/ KPMG LLP
Boston, Massachusetts
March 26, 2001